Consent of Independent Certified Public Accounts



     We consent to the use of our report dated January 17, 1997 on the financial statements and financial highlights of Bull & Bear U.S. and Overseas Fund.
Such financial statements and financial highlights appear in the 1996 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information filed in Post-Effective Amendment No. 20 under the Securities Act of 1933 and Amendment No. 20 under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of Bull & Bear U.S. and Overseas Fund. We also consent to the references to our Firm in the Registration Statement and Prospectus.


                                                  /S/ Tait, Weller & Baker
                                                      Tait, Weller & Baker

Philadelphia, Pennsylvania
April 18, 1997